Effective Date: July _fr____, 2 2 EXECUTIVE: Ed Kremer Countersigned CURALEAF Curaleaf, Inc. By: Matt Darin, CEO Address for Notices: 420 Lexington Ave., #2036, N w York, NY, 10107.

CURALEAF, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("**Agreement**") is between CURALEAF, INC., a Delaware corporation ("**CURALEAF**" or "**Company**") and ED KREMER, an individual resident of the state set forth on the signature page of this Agreement (the "**Executive**"). Each of CURALEAF and Executive are referred to as a "**Party**" and collectively, as the "**Parties**".

TERMS AND CONDITIONS

1. POSITION AND DUTIES.

(a) During the period of Executive's employment hereunder until the date terminated pursuant to Section 5 below (the "**Employment Period**"), CURALEAF will employ Executive at an executive officer level position as Chief Financial Officer reporting to Matt Darin, Chief Executive Officer. Executive will faithfully and diligently, in a professional manner, to the best of his or her abilities, experience, and talents, and in the best interest of CURALEAF, and its Affiliates, carry out the duties of normally associated with his position and as may be lawfully determined by the Board of Directors of CURALEAF from time-to-time, and under the direction of the CEO of CURALEAF. Executive will perform his or her duties from the New York City office, 420 Lexington Ave., #2036, New York, NY, 10107. This is an exempt position, meaning the Executive's salary is intended to compensate him for all hours worked and he is not eligible to receive overtime pay.

(b) During the Employment Period, Executive agrees to serve in the position noted above, and agrees that he or she: (i) will devote his or her full professional time, attention, and energies to all facets of the business of CURALEAF; (ii) will not take on any other professional activities in addition to his or her service to CURALEAF, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage, that would interfere materially with the performance of Executive's duties under this Agreement, conflict with CURALEAF's business interests, or interfere with the independent exercise of Executive's judgment in CURALEAFS's best interests, without specific written approval by the Board of Directors not to be unreasonably withheld or delayed; and (iii) will comply with all CURALEAF policies and procedures in effect from time to time and provided to Executive, as well as, with all laws, rules and regulations applicable to Executive's employment with CURALEAF. Executive agrees to travel as reasonably necessary to perform his duties under this Agreement, including to international locations, as reasonably necessary to perform his duties and responsibilities to the Company.

2. COMPENSATION.

(a) Base Salary. CURALEAF will pay Executive a base salary at an annualized rate of $500,000, in accordance with CURALEAF's standard payroll schedule and practices and subject to annual review for increase by the Board of Directors, for all work performed by Executive on behalf of or at the direction of CURALEAF. All amounts payable to Executive shall be reduced by applicable taxes, withholdings and deductions as required by law and as may be authorized by Executive.

(b) Annual Bonus. With respect to each fiscal year of CURALEAF during the Employment period (but excluding fiscal year 2022), CURALEAF shall provide Executive with, and Executive will be eligible to receive a discretionary year-end target bonus of 50% of Executive's base salary, based on Executive's individual

performance and the Company's overall performance in 2022 and in accordance with the terms of the Company's Annual Short-term Incentive Bonus program. Any personal performance goals for Executive with respect to an annual bonus will be communicated to Executive, in writing, on or prior to March 30 of each applicable calendar year, and Executive's achievement of the applicable performance goals will be determined in good faith by the CEO and the Board. Payment of the bonus shall be made at the same time as other bonuses are payable under the Company's Annual Short-term Incentive Bonus program. The Executive's bonus for the fiscal year 2022 shall be prorated for Executive's time in role in 2022 and will be paid at 100%, meaning the company's financial performance for 2022 will not be a factor.

(c) Equity Grant:

1. Subject to approval by the Company's Board of Directors at the next meeting, Executive will be granted a one-time equity award in accordance with the Company's Long-Term Incentive Plan ("**LTIP**"). This award will be governed by the terms of the LTIP and will have a value of three million dollars ($3,000,000.00) at the time of grant, as calculated based on the succeeding sentence, vesting annually over three (3) years from such date of hire in three (3) equal annual installments (for the avoidance of doubt, the first tranche shall vest 12 months from the Executive's start date). The equity award will be composed of (x) 50% stock options, which shall be granted in an amount of $1,500,000 divided by the fair value of each option determined at strike based on the Black Scholes pricing model on the date of grant and (y) 50% restricted stock units, which shall be granted in an amount of $1,500,000 divided by the stock price on the date of grant.
2. Executive will be eligible for future annual equity grants in accordance with the terms of the LTIP. Any future equity grants will be subject to the approval of the Board of Directors.
3. All unvested equity granted hereunder shall accelerate and vest immediately, and become fully exercisable, upon termination by the Company other than for Cause, or by the employee following a Diminution of Duties in the event that such termination occurs within twelve months following the effective date of a Change in Control (defined in Schedule A). The Executive agrees that the foregoing supersedes 5(d)(3) and (4) below.

(d) Signing Bonus: Executive will receive a lump sum signing cash bonus in the amount of $170,000, less applicable taxes and other withholdings and paid in the first pay period following Executive's start date, in accordance with CURALEAF'S standard payroll schedule and practices. If within 12 months of Executive's start date, Executive voluntarily terminates his employment for any reason or is terminated for Cause Executive will be required to repay CURALEAF the signing bonus gross amount immediately upon the effective termination date of Executive's employment (the "**Termination Date**").

(e) Benefits Generally. CURALEAF will make available to Executive benefits as are provided by CURALEAF to its executive officers, which may include, but are not limited to, long-term disability insurance, medical, dental, life insurance, 401k, or other plan, that may presently be in effect or that may later be adopted by CURALEAF for its executive officers and subject to the terms applicable to any such policy or plan; provided, however, that nothing in this Agreement shall be deemed to require CURALEAF to adopt or maintain any particular plan or policy. Executive will be responsible for authorizing any deductions from payroll that are necessary to pay Executive's portion of the cost of any benefit plan offered. The Parties agree that CURALEAF may modify any contribution amount to any CURALEAF plan consistent with any changes to such plan or plans offered and selected by the Executive from time to time. Participation in, and eligibility for coverage under, any benefit plan is subject to the specific terms of such plan. Executive

will be entitled to an "open" vacation policy in accordance with the terms of CURALEAF's unlimited vacation policy. There is no set limit on how many days off Executive may take; instead, Executive is expected to ensure there is no disruption to the business when Executive is out of the office. Executive will accrue fifty-six (56) hours of paid time sick time per calendar year. The use of sick time shall be subject to the policy set forth in CURALEAF's Employee Handbook. Executive shall also receive paid holidays in accordance with Company policy and applicable law.

(f) COBRA Bridge. CURALEAF will reimburse Executive up to a maximum gross amount of $6,500 within 30 days after Executive's first day of employment to assist with the cost of COBRA for the purpose of covering the 30-day waiting period required to enroll in CURALEAF's applicable benefit plan.

(g) Reimbursement of Expenses. Executive may incur reasonable expenses for furthering the business of CURALEAF, including, without limitation expenses for entertainment, travel, and similar items. CURALEAF shall reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of his duties for CURALEAF after the Executive presents an itemized account of expenditures, pursuant to CURALEAF'S travel and expense policy. Upon reasonable request by the Board of Directors, Executive must provide an explanation of the purpose of any particular business expense incurred. CURALEAF will provide Executive with a cell phone allowance of $80.00 per month payable in accordance with the applicable expense policy.

3. INDEMNIFICATION; D&O INSURANCE. The Company will enter into an indemnification agreement with Executive, which such agreement is set forth in the Indemnification Agreement in Schedule B (the "**Indemnification Agreement**"). The Indemnification Agreement will include terms of director and officer liability insurance covering Executive. Executive's rights under this paragraph are in addition to, and exclusive of, any rights Executive may have to indemnification, insurance coverage, or exculpation under the Company's Bylaws, Articles of Incorporation or other organizing documents or as otherwise provided by applicable law.

4. REPRESENTATIONS AND WARRANTIES.

Executive represents and warrants to CURALEAF as follows:

(a) At Will Employment. Executive acknowledges that: (i) employment with CURALEAF is "At Will" meaning that employment can be terminated with or without Cause, at any time, at the option of CURALEAF or Executive, in accordance with Section 5 of this Agreement; (ii) nothing in any offer letter of Executive or this Agreement is intended, or shall be construed, to alter such "At Will" employment relationship; (iii) Executive is not entitled to rely on any past or future representation to the contrary, whether express or implied; and (iv) such "At Will" employment may only be modified by a formal written "Employment Agreement" that is signed by the CEO and expressly approved by the Board of Directors of CURALEAF, and which contains unequivocal express language stating CURALEAF's intent and agreement to modify Executive's status as an "At Will" employee. No supervisor or other representative of the Company has any authority (absent express authorization from the Board) to enter into any agreement for employment for any specified term or period of time.

(b) Employment. Executive's full-time employment with CURALEAF will begin on August 1, 2022. Executive's employment by CURALEAF is conditioned on (i) proof of legal right to work in the United States in compliance with the Immigration and Naturalization Service rules; (ii) signing the Confidentiality,

Proprietary Rights, Non-Solicitation and Non-Competition Agreement in Schedule C; and (iii) successful completion of background and reference checks. Executive need not accept employment with CURALEAF; Executive has freely chosen to enter into this Agreement. If Executive's employment with CURALEAF is terminated, Executive will be able to earn a livelihood without violating the restrictive covenants contained in the Employee Confidentiality, Proprietary Rights, Non-Solicitation and Non-Compete Agreement and Executive's ability to earn such a livelihood without violating such restrictive covenants is a material condition to CURALEAF's employment of Executive hereunder.

(c) Prior Agreements and Employers. If Executive is subject to a Confidentiality and Proprietary Rights agreement or policy from prior employment, he has complied with any such agreement or policy and will not share with CURALEAF or take from his current or former employer any documents or confidential and proprietary data or materials of any kind, electronic or otherwise, without written authorization from Executive's current or former employer.

5. TERMINATION.

(a) General. Executive's Employment may be terminated as follows:

(1) *Termination by CURALEAF for Cause; Resignation by the Executive*. Executive's Employment may be terminated by CURALEAF at any time for Cause (as defined below). It is understood that if the Executive elects to terminate Employment through resignation for any reason other than Diminution of Duties (as defined in Schedule A), then the Executive will provide CURALEAF with thirty (30) days' advance written notice.

(2) *Termination due to Death or Disability*. The Executive's Employment shall automatically terminate on the date of the Executive's death and may be terminated by CURALEAF as a result of the Executive's Disability (as defined in Schedule A).

(3) Without limitation, for clarity, Executive shall not be entitled to receive severance benefits if Executive's employment is terminated by the Company for Cause, or if Executive's employment with the Company ends due to death, Disability or retirement or Executive voluntarily resigns from employment. In each of these events, the Company will be relieved of all severance obligations, except that the Company will pay Executive (or in the event of death, Executive's estate) that portion of Executive's base salary earned through the Termination Date.

(b) Definitions.

"**Cause**" means the following enumerated events, identified after a reasonable investigation by CURALEAF:

(1) a substantial act or omission which is dishonest or fraudulent against the Company,

(2) a conviction of a felony or conviction of any law involving moral turpitude, dishonesty, disloyalty, embezzlement or fraud, or pleading guilty to or *nolo contendere* to such charge;

(3) willful failure to perform duties and obligations in any material respect or refusal to follow lawful instructions of the Company;

(4) a substantial act or omission that constitutes willful misconduct in the performance of your job responsibilities;

(5) material failure to adhere to lawful Company policies, procedures or rules;

(6) any material breach of this Agreement; and

(7) any act or omission by you at any time that could reasonably materially and negatively affect the registration and licensing of the Company.

For purposes of this Agreement, no act or failure to act on Executive's part shall be considered "willful" unless it is done, or omitted to be done, by Executive intentionally, in bad faith and without reasonable belief that the action or omission was in the best interest of CURALEAF or any applicable Affiliate.

(c) Effect of Termination. As of the Termination Date of Executive's employment, for any reason: (i) Executive's employment shall terminate and cease; (ii) Executive will be deemed to have voluntarily resigned from any and all other positions with CURALEAF held at the time, including, if applicable, the Board of Directors of CURALEAF or any committee (unless the Board of Directors does not accept such resignation); and (iii) Executive will no longer be eligible for benefits under any plans or policies of CURALEAF other than set forth in this Agreement or as extended by the terms of the plan, or by applicable law. In any case of termination, Executive will be paid (x) his or her accrued but unpaid salary through the Termination Date on or before CURALEAF's first regularly-scheduled payroll date following the Termination Date; and (y) all properly reimbursable business expenses subject to, and in accordance with, the terms of this Agreement and CURALEAF's expense reimbursement policies, within twenty-one (21) business days following Executive's submission of an expense report and all required supporting documentation relating to such business expenses.

(d) Payments on Termination.

Termination by CURALEAF Without Cause; Resignation by Executive for Diminution of Duties. If the Employment Period is terminated by CURALEAF without Cause (excluding on account of Executive's Disability) or by the Executive for a Diminution of Duties, and after (1) Executive provides notice to the Company of Executive's intent to terminate employment due to a Diminution of Duties, which notice must be provided within ninety (90) days of the event giving rise to the Diminution of Duties, and (2) the Company is given a period of thirty (30) days after receiving such notice of intent to terminate to cure the event giving rise to the Diminution of Duties and the Company does not cure such event, then Executive shall be entitled to receive:

1. Severance pay following separation from service (as that phrase is used for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")). The severance pay will be based on Executive's base salary at the time of Executive's separation from service and Executive shall be eligible to receive severance pay of up to twelve (12) months of Executive's then annual base salary payable in two lump sum payments. Executive will receive the equivalent of three (3) months of his base salary within thirty (30) days after the effective date of separation from service. Subsequent to the end of the three (3) month severance period, Executive will be eligible to receive an additional nine (9) month's severance, contingent upon Executive remaining unemployed at that time, with severance to be paid only for the period for which Executive remains unemployed. For the sake of clarity, the severance will be the sole remedy in the event that the Company terminates Executive's employment other than without Cause or Executive

terminates his employment for a Diminution of Duties, and in either of those events Executive will not be entitled to any other payments.

2. Payment to Executive for the cost of COBRA for the group medical and, if applicable, dental plan with continued Company contribution as part of the severance benefits for the first three (3) months beginning after the effective date of Executive's termination and up to an additional nine (9) months should Executive remain unemployed, up to a total maximum of twelve (12) months.

3. If the Termination Date is less than six months from the Executive's date of hire or the previous annual vesting date, then a pro-rata number of shares and equity based on the total number of full or partial months that Executive was employed during an annual vesting period shall accelerate and immediately be available for exercise on Executive's Termination Date in accordance with such option agreement. By way of example if Executive is terminated without Cause after sixteen (16) months of employment, then four-twelfths (4/12ths) of the option shares scheduled to vest on the second anniversary of your employment shall accelerate and immediately vest on your Termination Date. Such accelerated vesting shall be included in any future LTIP award(s).

4. If the Termination Date is more than six months from the more recent of (x) the date of hire and (y) the most recent annual vesting date, then all equity vesting at the next annual vesting date shall immediately vest on Executive's Termination Date.

(e) **Release**. To receive any severance benefits, Executive must: (1) waive any and all claims he may then have against the Company or its employees, directors, officers, agents or consultants by executing a release of claims in a form acceptable to the Company and not revoking it during any permitted revocation period; and (2) comply fully with his obligations under the Employee Confidentiality, Proprietary Rights, Non-Solicitation and Non-Competition Agreement. The release will include a mutual non-disparagement provision stating that Executive agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company's products or services and the Company's officers and directors agree not to make any disparaging comments about Executive. The Release will not waive any rights of Executive, or obligations of CURALEAF, regarding: (1) any right to indemnification and/or contribution, advancement or payment of related expenses that Executive may have pursuant to CURALEAF's Bylaws, Articles of Incorporation or other organizing documents, under any written indemnification or other agreement between the parties, and/or under applicable law; (2) any rights that Executive may have to insurance coverage under any directors and officers liability insurance, other insurance policies of CURALEAF, COBRA or any similar state law; (3) any claims for worker's compensation, state disability or unemployment insurance benefits, or any other claims that cannot be released as a matter of applicable law; (4) rights to any vested benefits under any stock, compensation or other employee benefit plan or agreement with CURALEAF, including any right to severance benefits under this Agreement; provided they are meant to survive Executive's Termination Date and (5) Executive's existing rights as equity or shareholder of CURALEAF.

(f) **No Other Benefits.** Except as otherwise required by law (e.g., COBRA) or as specifically provided herein, all of the Executive's rights to salary, severance, fringe benefits and bonuses hereunder (if any) accruing after the Termination Date shall cease upon the Termination Date. The Executive agrees that the foregoing in this Section 5 and 2(c) shall represent his sole entitlement upon termination of employment

with CURALEAF and that the Executive shall not be entitled to any severance payments or benefits under any severance policy or practice maintained by CURALEAF or its Affiliates and any notice or payments to which the Executive is entitled pursuant to the Worker Adjustment and Retraining Notification Act (WARN) or any similar statute shall be offset by any notice provided or severance payable pursuant to this Agreement.

6. SECTION 409A COMPLIANCE.

(a) 409A. It is the intention of CURALEAF that all payments and benefits under this Agreement shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended or replaced (the "Code") and the regulations thereunder ("Section 409A"), to the extent applicable. Any ambiguity in this Agreement shall be interpreted to comply with Section 409A or an exemption therefrom. Notwithstanding anything in this Agreement to the contrary, to the extent Section 409A applies to any payment or benefit hereunder:

(i) Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A.

(ii) Any form of the word "termination" (e.g. "terminated") with respect to Executive's employment, shall mean a "separation from service" within the meaning of Section 409A and the regulations thereunder.

(iii) Neither Executive nor CURALEAF shall have the right to accelerate or defer the delivery of any payments or benefits that constitute "non-qualified deferred compensation" under this Agreement except to the extent specifically permitted or required by Section 409A.

(iv) Notwithstanding anything in this Agreement to the contrary, in the event the stock of CURALEAF is publicly traded on an established securities market or otherwise and Executive is a "specified employee" (as determined under CURALEAF's administrative procedure for such determinations, in accordance with Section 409A) at Executive's separation from service date, any payments under this Agreement that are deemed to be deferred compensation subject to Section 409A and that are payable upon a separation from service shall not be paid or commence payment until the earlier of: (a) the date of Executive's death; or (ii) the first day following the six (6) month anniversary of the Executive's separation from service date to the extent necessary to comply with Section 409A. If the payment of any amounts under this Agreement are delayed as a result of the previous sentence, on the first day following the end of the six (6) month period, CURALEAF shall pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during such six (6) month period. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be "deferred compensation" subject to Section 409A and the six-month delay provided in this Section 5(i)(iv), to the extent provided in the exceptions in Treas. Reg. § 1.409A-1(b)(4) and 1(b)(9) and any other applicable exception or provisions under Section 409A.

(v) All expense reimbursement or in-kind benefits subject to Section 409A which are provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy shall be subject to the following rules: (i) any such expense reimbursement shall be made by CURALEAF no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(vi) It is the intent of CURALEAF that the provisions of this Agreement and all other plans and programs sponsored by CURALEAF be interpreted to comply in all respects with Section 409A, however, CURALEAF shall have no liability to the Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Executive or any successor or beneficiary thereof, nor for reporting in good faith any payment of benefit as subject to Section 409A.

(b) Parachute Payments. In the event that the compensation and other benefits provided for in this Agreement ("Agreement Benefits"), together with benefits otherwise payable to Executive, (i) constitute a "parachute payment" within the meaning of Section 280G (as it may be amended or replaced), and (ii) but for this Section 6 (b), would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the "Excise Tax"), then Executive's Agreement Benefits shall be either:

(i) provided to Executive in full;

(ii) provided to Executive only as to such lesser extent that would result in no portion of such Agreement Benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such Agreement Benefits may be taxable under the Excise Tax.

Unless CURALEAF and Executive otherwise agree in writing, any determination required under this Section 6(b) shall be made in writing in good faith by CURALEAF's independent registered accounting firm or such other nationally or regionally recognized accounting firm selected by CURALEAF (the "Accountants"), whose determination shall be conclusive and binding upon Executive and CURALEAF for all purposes. In the event of a reduction in benefits hereunder, Executive shall be given the choice, subject to reasonable approval by CURALEAF, of which benefits to reduce; provided that such reduction achieves the result specified in Section 6(b)(ii). For purposes of making the calculations required by this Section 6(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. CURALEAF and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6(b). CURALEAF shall bear all

costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6(b).

7. GENERAL

(a) Assistance in Litigation. During and after the term of this Agreement, Executive shall upon reasonable notice, furnish such information and proper assistance to CURALEAF, at CURALEAF's expense (to the extent such expenses have been approved by CURALEAF, which approval shall not be unreasonably withheld), as CURALEAF may reasonably request in connection with any litigation in which it is, or would reasonably be expected to become, a party either during or after employment.

(b) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature page of this Agreement (or at such other address for a Party as shall be specified by like notice).

(c) Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Party against whom enforcement is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement of this Agreement, nor shall any delay or omission of any Party to exercise any right under this Agreement in any manner impair the exercise of any such right.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

(e) Counterparts; Electronic Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Electronic delivery of this Agreement is legal, valid and binding for all purposes.

(f) Entire Agreement. This Agreement, including all attached appendices, schedules and exhibits constitutes the entire agreement among the Parties with respect to its subject matter. This Agreement supersedes any prior agreement between CURALEAF or any predecessor of CURALEAF and Executive, except that this agreement shall not affect or operate to reduce any benefit inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement.

(g) No Third-Party Beneficiaries. The Parties do not intend to confer any rights or remedies upon any Person other than the Parties.

(h) Survival of Terms. All provisions of this Agreement that, expressly or impliedly, extend beyond termination of Executive's employment hereunder pursuant to its terms shall survive such termination in accordance with its terms.

(i) Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(j) Further Assurances. The Parties will sign other documents and take other actions reasonably necessary to further effect and evidence this Agreement.

(k) Negotiated Agreement. This Agreement is a negotiated agreement. In the event of an ambiguity in this Agreement, the Parties agree that such ambiguity shall not be subject to a rule of contract interpretation that would cause the ambiguity to be construed against any of the Parties.

(l) Interpretation. The section headings used in this Agreement are for organizational purposes and are not intended to be, and should not be, used to interpret this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

(m) Assumption of Agreement by CURALEAF's Successors and Assignees. CURALEAF's rights and obligations under this agreement will inure to the benefit and be binding upon CURALEAF's successors and assignees.

(n) EXECUTIVE ACKNOWLEDGES THAT (i) EXECUTIVE HAS RECEIVED, READ, AND REVIEWED THIS AGREEMENT; (ii) EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH HIS OR HER OWN ATTORNEY REGARDING THE TERMS AND CONDITIONS OF THIS AGREEMENT; (iii) EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT; (iv) EXECUTIVE IS FULLY SATISFIED WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT; AND (v) EXECUTIVE IS EXECUTING THIS AGREEMENT VOLUNTARILY, KNOWINGLY, WILLINGLY AND WITHOUT COERCION OR DURESS, AND NOT BASED ON ANY REPRESENTATION MADE BY COMPANY, ITS AFFILIATES OR ANY OF ITS REPRESENTATIVES, OTHER THAN THE REPRESENTATIONS SET FORTH IN SECTION 4 OF THIS AGREEMENT.

[The remainder of this page is intentionally blank; signature page follows.]

Effective Date: July 6, 2022

EXECUTIVE:

Ed Kremer

Countersigned

CURALEAF

Curaleaf, Inc.

By: Matt Darin, CEO

Address for Notices:

420 Lexington Ave., #2036, New York, NY, 10107.

SCHEDULE A

DEFINITIONS

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

"Person" means, any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, other entity, including any governmental entity.

"Representatives" means with respect to a Party, the directors, officers, shareholders, members, managers, employees, employers, partners, contractors, agents, principals, consultants, advisors, and other authorized representatives of such Party.

"**Disability**" means "disability" or "permanent disability" as set forth in the long-term disability plan of CURALEAF , or if no such plan is in effect, it shall mean any long-term disability or incapacity which renders the Executive unable to substantially perform his duties hereunder for one hundred eighty (180) days during any 12-month period and upon the opinion of a physician selected by CURALEAF (subject to the Executive's consent, which shall not unreasonably be withheld), that the Executive will be unable to substantially perform his duties for one hundred eighty (180) days during any twelve month period. Nothing herein shall modify or reduce the rights of the Executive under federal or state laws regarding protected leaves of absence based upon disability or incapacity.

"**Section 409A**" means Section 409A of the Internal Revenue Code of 1986, as amended or replaced (the "**Code**") and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

"Diminution of Duties" means a change in Executive's title in conjunction with a change in his job duties and responsibilities that materially alters or modifies Executive's employment duties and responsibilities with the Company in a manner that results in a material diminution or reduction of his work duties and responsibilities that occurs following a change of control of the Company.

"Change in Control" means such circumstances which shall have been deemed to occur upon (1) the consummation of a tender for or purchase of more than fifty percent (50%) of the Company's capital stock, (2) a merger, consolidation or recapitalization of the Company such that the stockholder of the Company immediately prior to the consummation of such transaction possess less than fifty percent (50%) of the voting securities of the surviving entity immediately after the transaction or (3) the sale, lease or other disposition of all or substantially all of the assets of the Company.